UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 23, 2013

ONEIDA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-54896	36-4742850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Great Neck Road, Suite 403

Great Neck, New York 11021

(Address of principal executive offices) (Zip Code)

(516) 466-6257

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 23, 2013, Oneida Resources Corp. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with privately-held Intra-Cellular Therapies, Inc. (“Intra-Cellular”), a Delaware corporation, and ITI, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub, subject to certain conditions contained in the Merger Agreement, will merge with and into Intra-Cellular, with Intra-Cellular surviving as a wholly-owned subsidiary of the Company (the “Merger”). Upon completion of the Merger, (1) each outstanding share of Intra-Cellular capital stock will automatically convert into the right to receive one-half share of Company common stock as consideration for the Merger, which we refer to as the “exchange ratio”; (2) all outstanding warrants to purchase shares of common stock of Intra-Cellular will be assumed by the Company and exercisable for shares of Company common stock, as adjusted by the exchange ratio; and (3) Intra-Cellular’s 2003 Equity Incentive Plan, including all outstanding options to purchase shares of Intra-Cellular common stock will be assumed by the Company and exercisable for shares of Company common stock, as adjusted by the exchange ratio. In addition, upon completion of the Merger, the Company will change its name to “Intra-Cellular Therapies, Inc.” and adopt and continue implementing Intra-Cellular’s business.

The Merger, the Merger Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of the Company, Intra-Cellular and the Merger Sub. After the execution and delivery of the Merger Agreement by the parties thereto, holders of the requisite number of shares of outstanding capital stock of Intra-Cellular approved the Merger, the Merger Agreement and the transactions contemplated thereby. Approval by the Company’s sole stockholder is not required.

As a condition to the closing of the Merger, the Company will redeem all of its currently outstanding shares of common stock for an aggregate purchase price equal to $60,000, plus professional costs related to the transaction, not to exceed $20,000. Other conditions to consummating the Merger include (1) (a) the resignation of the Company’s current sole officer and director, (b) the election of the directors of Intra-Cellular to the board of directors of the Company, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (c) the appointment of the officers of Intra-Cellular as the officers of the Company; (2) the approval by the board of directors of the Company and the sole stockholder of certain actions, each of which shall be subject to completion of the Merger and compliance with Section 14C of the Exchange Act, including (a) a new equity incentive plan, (b) a restated certificate of incorporation and (c) restated bylaws, all in substantially the form attached to the Merger Agreement; (3) the execution and delivery of an indemnity agreement by and between the Company and its sole officer and director for actions taken in his official capacity relating to the consideration, approval and consummation of the Merger and related transactions; and (4) other customary conditions. The actions described in the previous sentence will generally be effective upon the closing of the Merger or promptly thereafter upon compliance with the requirements of Section 14(f) and Section 14C of the Exchange Act. The parties may terminate the Merger Agreement if the Merger is not completed by September 30, 2013.

The foregoing description of the Merger Agreement is a summary and is qualified in its entirety by the terms of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

The Merger Agreement has been attached as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Intra-Cellular. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Intra-Cellular or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule provided by Intra-Cellular and the Company, which is not being filed with this Current Report on Form 8-K as permitted by the rules and regulations of the Securities and Exchange Commission. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of such agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they may be modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Current Report on Form 8-K, which Exhibit Index is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEIDA RESOURCES CORP.

Date: August 29, 2013	By:	/s/ Samir N. Masri
Samir N. Masri
President, Chief Financial Officer, Secretary and Director
Principal Executive Officer
Principal Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of August 23, 2013, by and among the Registrant, ITI, Inc. and Intra-Cellular Therapies, Inc.

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